_________________________________________________________________



                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                          JACOR COMMUNICATIONS, INC.,

                                   JCAC, INC.

                                      and

                                CITICASTERS INC.




                         Dated as of February 12, 1996



_________________________________________________________________

                               Table of Contents


                                                                                                       Page
ARTICLE 1  THE MERGER; EFFECTIVE TIME; CLOSING                                                           1
           1.1                      The Merger.                                                          1
           1.2                      The Closing.                                                         2
           1.3                      Effective Time.                                                      2

ARTICLE 2  ARTICLES OF INCORPORATION, BY-LAWS, DIRECTORS
           AND OFFICERS OF THE SURVIVING CORPORATION                                                     2
           2.1                      Articles of Incorporation.                                           2
           2.2                      By-Laws.                                                             2
           2.3                      Directors.                                                           2

ARTICLE 3  CONVERSION OF SHARES                                                                          3
           3.1                      Conversion of Shares; Options.                                       3
           3.2                      Exchange Procedures.                                                 5

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                                 6
           4.1                      Organization and Standing.                                           6
           4.2                      Authorization, Validity and Effect.                                  7
           4.3                      Capitalization.                                                      7
           4.4                      Company Subsidiaries.                                                8
           4.5                      No Conflict; Required Filings and Consents.                          9
           4.6                      Company Reports; Financial Statements.                              10
           4.7                      Tax and Accounting Matters.                                         11
           4.8                      Properties.                                                         12
           4.9                      Compliance with Laws; FCC Authorizations.                           12
           4.10                     Employee Benefit Plans.                                             13
           4.11                     Material Contracts.                                                 15
           4.12                     Legal Proceedings.                                                  16
           4.13                     Certain Information.                                                17
           4.14                     No Brokers.                                                         17
           4.15                     Opinion of Financial Advisor.                                       18
           4.16                     Environmental.                                                      18
           4.17                     Personnel.                                                          19
           4.18                     Takeover Statutes.                                                  19

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF ACQUIROR
           AND SUB                                                                                      19
           5.1                      Organization and Standing.                                          20
           5.2                      Authorization, Validity and Effect.                                 20
           5.3                      Capitalization.                                                     20
           5.4                      No Conflict; Required Filings and Consents                          20
           5.5                      Acquiror Reports; Financial Statements.                             21

           5.6                      Legal Proceedings.                                                  22
           5.7                      Certain Information.                                                23
           5.8                      Ownership of Company Common Stock.                                  23
           5.9                      Merger Sub.                                                         24
           5.10                     Acquiror's Financing.                                               24
           5.11                     Qualification as a Licensee.                                        24
           5.12                     No Brokers.                                                         24

ARTICLE 6  COVENANTS AND AGREEMENTS                                                                     24
           6.1                      No Solicitation and Other Actions.                                  24
           6.2                      Interim Operations of the Company.                                  26
           6.3                      Shareholder Approval.                                               28
           6.4                      Information Statement; Registration Statement. 29
           6.5                      Notification.                                                       30
           6.6                      Employee Benefits.                                                  30
           6.7                      Investigation and Confidentiality.                                  31
           6.8                      Filings; Other Action.                                              31
           6.9                      Indemnification and Insurance.                                      32
           6.10                     Publicity.                                                          32
           6.11                     Transfer Taxes.                                                     33
           6.12                     Letter of Credit.                                                   33
           6.13                     Environmental Inspection.                                           33
           6.14                     Acknowledgement of Consents.                                        33
           6.15                     Rule 145 Affiliates.                                                33
           6.16                     Actions With Respect to the Warrants.                               34

ARTICLE 7  CONDITIONS TO CONSUMMATION OF THE MERGER                                                     34
           7.1                      Conditions to Obligations of the Parties.                           34
           7.2                      Conditions to Obligations of the Company.                           35
           7.3                      Conditions to Obligations of Acquiror and Sub. 36

ARTICLE 8  TERMINATION OF AGREEMENT                                                                     37
           8.1                      Termination.                                                        37
           8.2                      Effect of Termination.                                              38

ARTICLE 9  MISCELLANEOUS AND GENERAL                                                                    40
           9.1                      Expenses.                                                           40
           9.2                      Successors and Assigns.                                             40
           9.3                      Third Party Beneficiaries.                                          40
           9.4                      Notices.                                                            40
           9.5                      Complete Agreement.                                                 41
           9.6                      Captions; References.                                               42
           9.7                      Amendment.                                                          42

           9.8                      Waiver.                                                             42
           9.9                      Governing Law.                                                      42
           9.10                     Non-Survival of Representations, Warranties and Covenants.          42
           9.11                     Severability.                                                       42
           9.12                     Enforcement of Agreement.                                           43
           9.13                     Counterparts.                                                       43

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 12, 1996, among CITICASTERS INC. (the "Company"), a Florida corporation, JACOR COMMUNICATIONS, INC. ("Acquiror"), an Ohio corporation, and JCAC, INC. ("Sub"), a Florida corporation and a direct wholly owned Subsidiary of Acquiror.

                                    RECITALS

     WHEREAS, the respective Boards of Directors of the Company, Acquiror and Sub have determined that a business combination between the Company, Acquiror and Sub is in the best interests of their respective companies and shareholders;

     WHEREAS, concurrently with the execution hereof, in order to induce Acquiror to enter into this Agreement, Acquiror is entering into a Stockholders Agreement (the "Stockholders Agreement") with Great American Insurance Company, American Financial Corporation, American Financial Enterprises, Inc., Carl H. Lindner, S. Craig Lindner and The Carl H. Lindner Foundation (the "Consenting Stockholders") providing for certain voting and other restrictions with respect to the shares of Company Common Stock (as defined in subsection ) beneficially owned by the Consenting Stockholders upon the terms and conditions specified therein; and

     WHEREAS, Acquiror, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Company, Acquiror and Sub hereby agree as follows:


                                   ARTICLE 1

                      THE MERGER; EFFECTIVE TIME; CLOSING

     1.1 The Merger. (a) Subject to the terms and conditions contained in this Agreement, at the Effective Time (as defined in Section ), Sub shall be merged with and into the Company in accordance with the applicable provisions of the Florida Business Corporation Act (the "FBCA"), and the separate corporate existence of Sub shall thereupon cease (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly owned Subsidiary of Acquiror.

         (b) At the Effective Time, the corporate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger. The Merger shall have the effects specified in the FBCA.

     1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Graydon, Head & Ritchey, 1900 Fifth Third Center, Cincinnati, Ohio, at 10:00 a.m., local time, on the first business day immediately following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date) set forth in Article 7 is satisfied or waived in accordance herewith, or at such other date, time and place as the Company and Acquiror may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

     1.3 Effective Time. At or as promptly as practicable after the Closing, the parties hereto shall cause articles of merger, in the form attached hereto as Schedule 1.3 (the "Articles of Merger"), executed in accordance with the relevant provisions of the FBCA, to be filed with the Department of State of the State of Florida as provided in Section 607.1105 of the FBCA. Upon the completion of such filing, or at such other time as may be specified in such filing, the Merger shall become effective in accordance with the FBCA. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time".


                                   ARTICLE 2

                 ARTICLES OF INCORPORATION, BY-LAWS, DIRECTORS
                   AND OFFICERS OF THE SURVIVING CORPORATION

     2.1 Articles of Incorporation. At the Effective Time and without any further action on the part of the Company or Sub, the articles of incorporation of Sub, as in effect immediately prior to the Effective Time and amended as set forth in the Articles of Merger, shall become the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the FBCA.

     2.2 By-Laws. At the Effective Time and without any further action on the part of the Company or Sub, the by-laws of Sub, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation until thereafter amended or repealed in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided under the FBCA.

     2.3 Directors. The directors and officers of Sub at the Effective time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until the successors of all such persons shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and by-laws.


                                   ARTICLE 3

                              CONVERSION OF SHARES

     3.1 Conversion of Shares; Options.

         (a) At the Effective Time, each share of Class A Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Company Common Stock owned by the Company, Acquiror, Sub or any direct or indirect Subsidiary of the Company, Acquiror or Sub, or any Company Common Stock held in the treasury of the Company) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and represent the right to receive: (i) $29.50 in cash, plus, in the event that the Closing does not occur prior to October 1, 1996, for each full calendar month ending prior to the Closing, commencing with October, 1996, an additional amount of $.22125 in cash (the "Cash Consideration"); plus (ii) a warrant to acquire a fractional share (determined as provided below) of the Acquiror Common Stock (as defined below) (the "Warrant Consideration") (the Cash Consideration and the Warrant Consideration being collectively referenced as the "Merger Consideration") on the terms described in the Warrant Agreement to be executed at Closing substantially in the form attached hereto as Exhibit 3.1 (a "Warrant"). The Warrant Consideration shall consist of a fractional share the numerator of which is 4,400,000 and the denominator of which is the number of shares of Company Common Stock, on a fully diluted basis, outstanding on the Closing Date.
Subject to the terms of the Warrant Agreement, the Warrants shall expire on the fifth anniversary of the Effective Time and shall have an exercise price of $28.00 per full share if the Effective Time is prior to October 1, 1996 and $26.00 per full share if the Effective Time is on or after October 1, 1996. The Merger Consideration shall be paid net to the shareholders (without interest) upon surrender of the certificate or certificates that, immediately prior to the Effective Time, represented issued and outstanding Company Common Stock (the "Certificates"). At the time of the exercise of the Warrant each holder of a Warrant shall receive, in lieu of any fractional share of Acquiror Common Stock, the fair market value of such fractional share determined at the time of the exercise of the Warrant.

     (b) At the Effective Time, all of the Company Common Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such Company Common Stock shall thereafter cease to have any rights with respect to such Company Common Stock, except each holder (other than the Company, Acquiror or Sub or any direct or indirect Subsidiary of the Company, Acquiror or Sub) will have the right to receive, without interest, the Merger Consideration for such Company Common Stock upon the surrender of such Certificate or Certificates in accordance with subsection .

     (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by the Company, Acquiror, Sub or any direct or indirect Subsidiary of the Company, Acquiror or Sub, or held in the treasury of the Company immediately prior to the Effective Time, shall no longer be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, and each holder of a Certificate representing any such Company Common Stock shall thereafter cease to have any rights with respect to such Company Common Stock.

     (d) At the Effective Time, each share of common stock, of Sub issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and become one fully-paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         (e) The Company shall use its reasonable best efforts to (i) cause all outstanding options to purchase shares of Company Common Stock (each, an "Option") issued pursuant to the Company's 1993 Stock Option Plan or the 1994 Directors Stock Option Plan (collectively, the "Stock Option Plans") to become fully vested and exercisable and (ii) obtain from each holder of any Option an agreement, in form and substance reasonably satisfactory to Acquiror, to surrender as of the Effective Time all outstanding Options, in consideration of the payment at the Effective Time of an amount of cash per share subject to each such Option equal to the difference between the exercise price of such Option and the Cash Consideration (less an amount equal to all taxes required to be withheld from such payment), plus for each share subject to such Option, the Warrant Consideration, or, alternatively, acquire upon payment of the exercise price an amount of cash equal to the Cash Consideration, less an amount equal to all taxes required to be withheld, in lieu of each share formerly covered thereby, plus for each share covered by such Option, the Warrant Consideration.

     3.2 Exchange Procedures.

         (a) Securities Transfer Company shall act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration upon surrender of Certificates converted into the right to receive the Merger Consideration pursuant to the Merger. Immediately after the Effective Time, Acquiror shall make available, or cause Sub or the Surviving Corporation to make available, to the Exchange Agent immediately available funds in an amount necessary for the payment of the Cash Consideration (the "Funds"), and the Warrants necessary for payment of the Warrant Consideration.

         (b) Promptly after the Effective Time, the Exchange Agent shall mail to each Person (as defined in Section hereof) who was, at the Effective Time, a holder of record of a Certificate or Certificates (other than the Company, Acquiror or Sub or any direct or indirect Subsidiary of the Company, Acquiror or
Sub), a letter of transmittal and instructions for use in effecting the surrender of the Certificates, in exchange for payment of the Merger Consideration therefor. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Exchange Agent and shall be in such form and have such provisions as Acquiror shall reasonably specify. Upon surrender to the Exchange Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Exchange Agent, the Exchange Agent shall promptly issue to the persons entitled thereto, out of the Funds, by check, the amount of cash to which such Persons are entitled pursuant to Section after giving effect to any required tax withholdings, and the Warrants to which such Persons are entitled, and such Certificates shall forthwith be marked to evidence cancellation. No interest will be paid or will accrue on any portion of the Merger Consideration. If payment is to be made to a Person other than the registered holder of the Certificates surrendered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section , each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the Company Common Stock represented by such Certificate shall have been converted pursuant to Section 0.

     (c) One hundred eighty days following the Effective Time, Acquiror shall be entitled to cause the Exchange Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by Acquiror) and Warrants made available to the Exchange Agent by Acquiror which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Acquiror for payment as general creditors thereof with respect to the cash payable and Warrants issuable upon due surrender of their Certificates.

     (d) Acquiror shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of the Merger Consideration for Certificates.

     (e) Notwithstanding anything to the contrary in this Section , none of the Exchange Agent, Acquiror, the Company, the Surviving Corporation or Sub shall be liable to a holder of a Certificate formerly representing Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Acquiror, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article 3.


                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Acquiror (the "Company Disclosure Memorandum") or in the Company Reports (as defined in Section 4.6), the Company represents and warrants to Acquiror as of the date of this Agreement as follows:

     4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company is duly qualified to do business, and in good standing, in the states of the United States in which the character of the properties owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to the Company, the Surviving Corporation, Acquiror or Sub, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries taken as a whole or a material adverse effect on the ability of such party to perform its obligations hereunder; provided, however, that results of operations shall not be a component of Material Adverse Effect for events that occur after the date of this Agreement, provided, further, however, that no Material Adverse Effect shall be deemed to have occurred by reason of a general deterioration in the economy or in the broadcasting industry after the date of this Agreement. The Company has furnished to Acquiror complete and correct copies of its Articles of Incorporation and By-laws, as amended through the date hereof. Such Articles of Incorporation and By-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company.

     4.2 Authorization, Validity and Effect. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to receipt of necessary shareholder approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject, with respect to this Agreement, to the approval of the shareholders of the Company as set forth below. This Agreement has been duly and validly executed and delivered by the Company and represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4.3 Capitalization. (a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock, of which, as of February 9, 1996, 20,236,633 shares were issued and outstanding, (ii) 125,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Shares"), of which no shares are issued and outstanding, and (iii) 9,500,000 shares of Preferred Stock, par value $.01 per share (the "Company Preferred Shares"), of which no shares are issued and outstanding (the Company Common Stock, the Class B Shares and the Company Preferred Shares are referred to herein, collectively, as the "Company Capital Stock"). All of the issued and outstanding shares of Company Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. As of February 9, 1996, the Company had outstanding Options representing the right to acquire from the Company not more than 1,611,437.5 shares of Company Common Stock. All such Options, the recipient of the Option, the grant date, exercise price, vesting and other material terms are described in Section 4.3(b) of the Company Disclosure Memorandum.

         (b) Except as set forth in subsection , there are no shares of capital stock or other equity securities of the Company outstanding, and except as set forth in subsection 4.3(b) of the Company Disclosure Memorandum, no outstanding options, warrants or rights to subscribe for, securities or rights convertible into or exchangeable for, or contracts, commitments or arrangements by which the Company is or may be required to issue or sell (collectively, "Equity Rights") additional shares of the Company Capital Stock.

         (c) Since February 9, 1996, the Company has not (i) issued any shares of Company Capital Stock or Equity Rights for shares of Company Capital Stock, other than pursuant to the exercise of Options that were issued and outstanding on February 9, 1996, (ii) purchased, redeemed or otherwise acquired, directly or indirectly through one or more Company Subsidiaries, any shares of Company Capital Stock, or (iii) declared, set aside, made or paid to the shareholders of the Company dividends or other distributions on the outstanding Company Common Stock.

     4.4 Company Subsidiaries.  (a)  Subsection 4.4(a) of the Company
Disclosure Memorandum lists all material Subsidiaries of the Company (the "Material Company Subsidiaries") and all other Subsidiaries. No Subsidiary other than the Material Company Subsidiaries has any material operations, or any liabilities. Except as indicated in subsection 4.4(a) of the Company Disclosure Memorandum, all of the outstanding shares of capital stock of each such Material Company Subsidiary are owned by the Company either directly or indirectly through another Material Company Subsidiary. Except as set forth in subsection 4.4(a) of the Company Disclosure Memorandum, no equity securities of any Material Company Subsidiary may be required to be issued (other than to the Company or another Material Company Subsidiary) by reason of any Equity Rights for shares of the capital stock of any Material Company Subsidiary. Except as set forth in subsection 4.4(a) of the Company Disclosure Memorandum, there are no contracts, commitments, understandings or arrangements by which the Company or any Material Company Subsidiary is or may be obligated to transfer any shares of the capital stock of any Material Company Subsidiary. Except as set forth in subsection 4.4(a) of the Company Disclosure Memorandum, all of the outstanding shares of capital stock of each Material Company Subsidiary held by the Company or any Material Company Subsidiary are fully paid and nonassessable and are owned by the Company or such Material Company Subsidiary free and clear of any claim, lien or encumbrance. Each Material Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in the states of the United States in which the ownership of its property or the conduct of its business requires it to be so qualified, except for such jurisdictions in which the failure to be so qualified and in good standing would not have a Material Adverse Effect. As used in this Agreement, the term "Subsidiary" shall mean, with respect to the Company or Acquiror, any corporation or other legal entity of which such party or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

         (b) Except for interests in the Company's Subsidiaries and except as set forth in subsection 4.4(b) of the Company Disclosure Memorandum, neither the Company nor any of the Material Company Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, other than
(i) investments of less than $1,000,000 in the aggregate and (ii) promotional activities undertaken in the ordinary course of business.

     4.5 No Conflict; Required Filings and Consents. (a) None of the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated herein, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws or equivalent organizational documents of the Company or any of the Material Company Subsidiaries, (ii) except as set forth in clause 4.5(a)(ii) of the Company Disclosure Memorandum, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the Company or the Material Company Subsidiaries, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect, or (iii) subject to receipt of the requisite approvals referred to in subsection 4.5(b), violate any order, writ, injunction, decree, statute, rule or regulation of any governmental, quasi-governmental, judicial, quasi-judicial or regulatory authority with jurisdiction, domestic or foreign (each, a "Governmental Authority") applicable to the Company or any of the Material Company Subsidiaries or any of their properties or assets.

         (b) Other than (i) in connection or compliance with the provisions of applicable state and federal securities laws, and the rules and regulations of the Securities and Exchange

Commission (the "SEC") thereunder, (ii) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) applicable approvals of the Federal Communications Commission (the "FCC") pursuant to applicable laws and regulations ("Communications Law"); (iv) filings with the Department of State of the State of Florida required to effect the Merger under the FBCA, (v) in connection or compliance with the applicable requirements of the Internal Revenue Code of 1986, as amended, (the "Code") and state, local and foreign tax laws, (vi) as set forth in subsection 4.5(b) of the Company Disclosure Memorandum, and (vii) where the failure to give such notice, make such filing or receive such order, authorization, exemption, consent or approval would not have a Material Adverse Effect, no notice to, filing with, authorization of, exemption by or consent or approval of any Governmental Authority is necessary for the consummation by the Company of the transactions contemplated in this Agreement.

         (c) The affirmative written consents of the Consenting Stockholders are the only votes or consents of the holders of any class or series of Company Capital Stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby on behalf of the Company.

     4.6 Company Reports; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1994 (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (i) complied when made, or shall comply when made, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and (ii) did not when made, or shall not when made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement that was superseded by a subsequent Company Report filed prior to the date of this Agreement.

         (b) The consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1993 and December 31, 1994 and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1994, together with the notes thereto, are included in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and December 31, 1994, respectively, as filed with the SEC, and the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 1995, June 30, 1995 and September 30, 1995, and the related unaudited statements of operations, changes in shareholders' equity and cash flows for the periods then ended are included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, respectively, as filed with the SEC (together, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are expected to be material, and the absence of footnote disclosure).

         (c) As of the date of this Agreement, except as set forth in the Company Financial Statements or the notes thereto, or as described in the Company Disclosure Memorandum, neither the Company nor any Subsidiary has any material outstanding claims against it, liabilities or indebtedness, contingent or otherwise, nor does there exist any condition, fact or circumstances which the Company reasonably anticipates will create such claim or liability, other than liabilities incurred subsequent to September 30, 1995, in the ordinary course of business, consistent with past practices and which individually and in the aggregate do not have a Material Adverse Effect.

         (d) Since December 31, 1994 and except as disclosed in the Company Reports, the Company and the Material Company Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practices and have not subjected any of their assets or properties to any Liens (except in connection with acquisitions disclosed in the Company Reports).

         (e) From December 31, 1994 through the date of this Agreement, except as disclosed in the Company Disclosure

Memorandum and the Company Reports, there has been no event, condition or operation that has caused or is reasonably anticipated to cause a Material Adverse Effect on the Company.

     4.7 Tax and Accounting Matters. The Company and each of the Material Company Subsidiaries have filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes shown on such returns to be owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes. The federal income tax returns of the Company and the Material Company Subsidiaries for the fiscal year ended December 31, 1985 and for all fiscal years prior thereto and fiscal years ended December 31, 1989, December 31, 1990 and December 31, 1991 are closed by the relevant statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except as disclosed in Section 4.7 of the Company Disclosure Memorandum, neither the Company nor any of the Material Company Subsidiaries is a party to any pending action or proceeding, nor, to the actual knowledge of the officers of the Company listed in Section 4.7 of the Company Disclosure Memorandum (the "Company's Knowledge"), is any such action or proceeding threatened, by any Governmental Authority for the assessment or collection of taxes, interest, penalties or deficiencies that would reasonably be expected to have a Material Adverse Effect.

     4.8 Properties. Except as disclosed or reserved against in the Company Financial Statements, the Company and the Material Company Subsidiaries have good and marketable title to all of the material properties and assets, tangible or intangible, reflected in the Company Financial Statements as being owned by the Company and the Material Company Subsidiaries as of the dates thereof, free and clear of all liens, encumbrances, charges, defaults or equities of whatever character, except such imperfections or irregularities of title, liens, encumbrances, charges or defaults that are publicly disclosed or such imperfections or irregularities of title as do not affect the use thereof in any material respect and statutory liens securing payments not yet due ("Liens"). All leased buildings and all leased fixtures, equipment and other property and assets that are material to its business on a consolidated basis are held under leases or subleases that are valid instruments enforceable in accordance with their respective terms. Section 4.8 of the Company Disclosure Memorandum contains a list of all real estate owned or leased by the Company or a Material Company Subsidiary, identifying which properties are owned and which are leased. All such leases were entered into in the ordinary course of business. Other than as indicated in the Company Disclosure Memorandum, none of the leases are with an Affiliate or contain any material terms or conditions which make any such lease unreasonably onerous or commercially unreasonable.

     4.9 Compliance with Laws; FCC Authorizations. (a) Except as set forth in subsection 4.9(a) of the Company Disclosure Memorandum, and except for environmental matters, which shall be covered by Section and which shall not be covered by this Section , to the Company's Knowledge, each of the Company and the Material Company Subsidiaries:

           (i) is in material compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a Material Adverse Effect;

           (ii) has received no notification or communication from any Governmental Authority (i) asserting that the Company or any of the Material Company Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, which noncompliance would have a Material Adverse Effect or (ii) threatening to revoke any license, franchise, permit or authorization of any Governmental Authority, which revocation would have a Material Adverse Effect.

     (b) Set forth in subsection 4.9(b) of the Company Disclosure Memorandum is a list of the FCC licenses (the "Station Licenses") that are required for the lawful conduct of the radio and television broadcasting business and operations of the Company and its Material Company Subsidiaries (the "Stations") in the manner and to the full extent they are now conducted. The Company or a Subsidiary thereof is the authorized legal holder of the Station Licenses, none of which is subject to any material restriction or condition which would limit the full operation of the Stations as now operated. Except as set forth in subsection 4.9(b) of the Company Disclosure Memorandum, there are no applications, complaints or proceedings pending or, to the Company's Knowledge, threatened before the FCC relating to the business or operations of the Stations other than applications, complaints or proceedings which generally affect the radio or television broadcasting industries or those that would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Station Licenses listed in subsection 4.9(b) of the Company Disclosure Memorandum are validly held, are in good standing and are in full force and effect and are unimpaired by any act. Except as set forth in subsection 4.9(b) of the Company Disclosure Memorandum, to the Company's Knowledge, there is no reason related to the Company why the FCC would not approve the transfer of control of the Company to Acquiror or any of its Subsidiaries and the renewal of the Station Licenses upon the expiration of the current term of each such Station License. Except as set forth in subsection 4.9(b) of the Company Disclosure Memorandum, all reports, forms and statements required to be filed by the Company with the FCC with respect to the Stations since the grant of the last renewal of the Station Licenses have been timely filed and are complete and accurate, except where the failure to so file or where the failure to be complete and accurate would, individually or in the aggregate, not have a Material Adverse Effect on the Company. Except as set forth in subsection 4.9(b) of the Company Disclosure Memorandum, each Station is being operated in compliance with the Communications Law and the specifications of the Station Licenses, in each case in all material respects.

     4.10 Employee Benefit Plans.

          (a) Except as specified in the Company Disclosure Memorandum, neither the Company nor any Material Company Subsidiary has an "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any "multiemployer plan" as defined in
Section 3(37) of ERISA (such plans so noted shall be referred to as the "Retirement Plans"), "employee welfare benefit plan" as defined in Section 3(1) of ERISA including without limitation post-employment benefit and retiree medical plans, funds and programs ("Benefit Plans") or a "specified fringe benefit plan" as defined in Section 6039D of the Code ("SFB Plans") (together, the Retirement Plans, Benefit Plans and SFB Plans noted in the Company Disclosure Memorandum shall be referred to collectively as the "Plans" and individually as a "Plan"). All Plans are maintained by the Company.

          (b) Each Plan is, and has been at all times, operated in material compliance with all statutes, orders or governmental rules or regulations, including but not limited to ERISA and the Code, and any and all collective bargaining agreements and other contracts applicable thereto.

          (c) The Retirement Plans, and their related trusts, if any, are qualified and tax-exempt under Sections 401 and 501 of the Code. The Company has received favorable determination letters from the Internal Revenue Service with respect to the qualification and tax exempt status of the Retirement Plans and their related trusts, if any, under the Code, and nothing has occurred (or failed to occur) since the receipt of such determination letters to cause a loss of the Plans' qualification and tax-exempt status.

          (d) All material required reports and descriptions of the Plans (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed and distributed.

          (e) All material notices required by ERISA, the Code or any other state or federal law, ruling or regulation with respect to the Plans have been appropriately filed.

          (f) All contributions to the Plans for all periods ending on or before the Closing Date will be made prior to the Closing Date by the Company and each Material Company Subsidiary in accordance with past practice and no Plans are currently or shall be unfunded or underfunded as of the Closing Date.

     (g) All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) relating to the Plans have been paid in full in a timely manner.

     (h) With respect to the Plans, no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) that would result in liability to the Company have occurred and no reportable events (as defined in Section 4043 of ERISA) have occurred.

     (i) There is not, and has not been, an accumulated funding deficiency with respect to the Retirement Plans subject to the minimum funding requirements of
Section 412 of the Code or Section 302 of ERISA that has resulted in any material liability to the Company that has not been satisfied in full.

     (j) No material action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the Plans or the assets thereof (other than routine claims for benefits made in the ordinary course of plan administration) are pending, threatened against or with respect to the Plans, the Company, any Material Company Subsidiary or any fiduciaries (as defined in Section 3(21) of ERISA) of the Plans (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under a Plan).

     (k) Except as set forth in the Company Disclosure Memorandum, neither the Company nor any Material Company Subsidiary has ever contributed, nor has it ever been required to contribute, to any "multiemployer plans" (as defined in Section 3(37) of ERISA) and neither the Company nor any Material Company Subsidiary has or will incur any withdrawal liability with respect to any such plans.

     (l) Except as set forth in the Company Disclosure Memorandum, neither the Company nor any Material Company Subsidiary has any stock purchase plan, stock option plan, phantom stock plan, stock appreciation rights plan, bonus plan or any severance, deferred compensation or retirement plans or similar agreements (whether or not subject to ERISA).

     (m) The Company and each Material Company Subsidiary has complied with COBRA in all material respects.

     (n) Any and all post-employment benefit plans, funds and programs and retiree medical plans, funds and programs of the Company or its Material Company Subsidiaries have been fully funded and neither the Company nor any Material Company Subsidiary has any further obligation to make any additional contributions to such plans.

     4.11 Material Contracts. Set forth in Section 4.11 of the Company Disclosure Memorandum is a list, as of the date hereof, of the following agreements (the "Company Contracts"):

     (a) each partnership or joint venture agreement to which the Company or any Material Company Subsidiary is a party;

     (b) each agreement limiting the right of the Company or any Material Company Subsidiary to engage in or compete with any Person in any business or geographical area;

     (c) each agreement or other arrangement of or involving the Company or any Material Company Subsidiary with respect to indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps and similar agreements;

     (d) each management, consulting, employment, severance or similar agreement requiring the payment of compensation in excess of $150,000 annually, to which the Company or any of the Material Company Subsidiaries is a party, other than agreements with on-air talent;

     (e) each collective bargaining agreement to which the Company or any Material Company Subsidiary is a party;

     (f) each agreement with a national sales representative to which the Company or any Material Company Subsidiary is a party;

     (g) each network affiliation agreement to which the Company or any Material Company Subsidiary is a party; and

     (h) each agreement with any Affiliate of the Company (other than employment agreements) to which the Company or any Material Company Subsidiary is a party which involves total payments or liabilities to or from the Company or any Material Company Subsidiary in excess of $60,000.

Each of the Company Contracts is in full force and effect and is a legal, valid and binding contract or agreement, and there is no default or breach (or, to the Company's Knowledge, any event that, with the giving of notice or lapse of time or both would result in a material default or breach) by the Company or any of the Material Company Subsidiaries, or, to the Company's Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, that, individually or in the aggregate, would have a Material Adverse Effect. The Company acknowledges that there are certain material contracts (including without limitation agreements concerning radio syndicated programming and network affiliation and other material agreements which are not available at the Company's corporate offices on the date hereof), some of which are listed on Section 4.11 of the Company Disclosure Memorandum and some of which are not, that have not been furnished to Acquiror as of the date of this Agreement (the "Undisclosed Contracts"). Within ten days after the date hereof, the Company will deliver to Acquiror copies of all Undisclosed Contracts.

     4.12 Legal Proceedings. As of the date of this Agreement, except as disclosed in the Company Reports or as set forth in Section 4.12 of the Company Disclosure Memorandum, there are no actions, suits, investigations or proceedings instituted or pending, or to the Company's Knowledge, overtly threatened, against the Company or any of the Material Company Subsidiaries, or against any property, asset, interest or right of any of them, that involve more than $100,000 in controversy, or that seek relief other than money damages from the Company or a Subsidiary, or that would have, either individually or in the aggregate, a Material Adverse Effect if adversely decided. Neither the Company nor any of the Material Company Subsidiaries is subject to any judgment, order, writ, injunction or decree that would have a Material Adverse Effect.

     4.13 Certain Information. (a) When the Registration Statement (as defined in Section ) to be filed with the SEC by Acquiror pursuant to Section hereof or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the Effective Time, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by the Company relating to the Company or its Subsidiaries, shall comply as to form in all material respects with the provisions of all applicable securities laws. Any written information supplied or to be supplied by the Company specifically for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading.

     (b) None of the information supplied or to be supplied by the Company for inclusion in the Information Statement (as defined in Section ) shall, at the time such document is filed with the SEC and when it is first mailed to the shareholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event occurs which should be described in the Information Statement or any supplement or amendment thereto, the Company will file and disseminate, as required, a supplement or amendment which complies as to form in all material respects with the provisions of all applicable securities laws. Prior to its filing with the SEC, the Information Statement and each amendment or supplement thereto shall be delivered to Acquiror and its counsel. All documents that the Company is responsible for filing with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

     4.14 No Brokers. The Company has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of the Company, Acquiror or Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Salomon Brothers Inc as its financial advisor (the "Company Financial Advisor"), which Financial Advisor may be entitled to an advisor fee of up to $3.0 million in connection with the transactions contemplated hereby. In addition, the Company may reimburse certain third parties for legal expenses incurred by such third parties not to exceed $250,000 in the aggregate.

     4.15 Opinion of Financial Advisor. The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date hereof, the consideration to be received by the holders of the Company Common Stock in the Merger is fair to such holders from a financial point of view. A copy of such opinion shall be delivered to Acquiror within 24 hours of its receipt by the Company.

     4.16 Environmental. Except insofar as inaccuracies in the following statements would not have a Material Adverse Effect on the Company: (i) The properties owned or leased by the Company or any Subsidiary and properties formerly owned or leased by the Company or any Subsidiary for which the Company has contractual liability (the "Company Properties") are in compliance in all material respects with all applicable federal, state and local environmental and hazardous waste laws and regulations; (ii) no enforcement actions are pending or threatened against the Company or any Subsidiary and no notice of potential liability or administrative or judicial proceedings (including notices regarding clean up of off-site third party hazardous waste sites) has been received; (iii) there does not now exist on the Company Properties, and there has not occurred on, from or under the Company Properties, a material disposal or release of, Hazardous Substances, Hazardous Wastes or Contaminants; (iv) the Company Properties contain no unregistered underground storage tanks; (v) neither the Company nor any Subsidiary nor any of their respective predecessors has any contingent liability in connection with the release of any Hazardous Substances, Hazardous Wastes or Contaminants into the environment; (vi) all broadcast facilities operated by the Company or any Subsidiary are, and at all times prior hereto were, in compliance with all applicable rules and regulations relating to RF radiation produced by a broadcast station; and (vii) neither the Company or any Subsidiary nor any of their respective predecessors has (A) given any release or waiver of liability that would waive or impair any claim based on Hazardous Substances, Hazardous Wastes or Contaminants to any current or prior tenant or owner of any real property owned or leased at any time by either the Company or any Subsidiary or to any party who may be potentially responsible for the presence of Hazardous Substances, Hazardous Wastes or Contaminants on any such real property; or (B) made any promise of indemnification to any party regarding Hazardous Substances, Hazardous Wastes or Contaminants that may be located on any real property owned or leased at any time by either the Company or any Subsidiary or any of their respective predecessors. Section 4.16 of the Company Disclosure Memorandum contains a description of environmental indemnities of which either the Company or any Subsidiary is a beneficiary.

     4.17 Personnel.

(a) Except as disclosed in Sections 4.10 and 4.11 of the Company Disclosure Memorandum, or as required pursuant to Section 6.6(c) hereof, there is no employment agreement, employee benefit or incentive compensation plan or program or severance policy or program to which the Company or any Material Company Subsidiary is a party (i) that is or could, pursuant to its terms, be triggered or accelerated by reason of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) which contains "change in control" provisions pursuant to which the payment, vesting or funding of compensation or benefits is or by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement or the transactions contemplated by this Agreement.

     (b) Except as set forth on Section 4.11 of the Company Disclosure Memorandum, there are no labor disputes existing, or to the Company's Knowledge, threatened, involving strikes, work stoppages, slow downs or lockouts. There are no grievance proceedings or claims of unfair labor practices filed or, to the Company's Knowledge, threatened to be filed with the National Labor Relations Board against the Company or any Material Company Subsidiary. To the Company's Knowledge, there is no union representation or organizing effort pending or threatened against the Company or any Material Company Subsidiary. Neither the Company nor any Material Company Subsidiary has agreed to recognize any union or other collective bargaining unit except those governed by the terms of the agreements listed in Section 4.11 of the Company Disclosure Memorandum.

     4.18 Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under any federal or state or other foreign law, applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.


                                   ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the Company (the "Acquiror Disclosure Memorandum"), Acquiror and Sub represent and warrant to the Company as of the date of this Agreement as follows:

     5.1 Organization and Standing. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. Each of Acquiror and Sub is duly qualified to do business, and in good standing, in the states of the United States in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Acquiror has furnished to the Company complete and correct copies of its Articles of Incorporation and Code of Regulations as amended, through the date hereof. Such Articles of Incorporation and Code of Regulations are in full force and effect and no other organizational documents are applicable to or binding upon Acquiror.

     5.2 Authorization, Validity and Effect. Each of Acquiror and Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Acquiror and Sub. This Agreement has been duly and validly executed and delivered by each of Acquiror and Sub and represents the legal, valid and binding obligation of each of Acquiror and Sub, enforceable against each of them in accordance with its terms.

     5.3 Capitalization. The authorized capital stock of Acquiror consists of 40,000,000 Common Shares, of which, as of February 1, 1996, 18,163,425 shares were issued and outstanding (the "Acquiror Common Stock"). The Automatic Conversion (as such term is defined in the Amended and Restated Articles of Acquiror) has occurred. Except as set forth in this Section or Section 5.3 of the Acquiror Disclosure Memorandum, there are no shares of capital stock or other equity securities of Acquiror outstanding and there are no outstanding Equity Rights for additional shares of Acquiror Capital Stock. All of the issued and outstanding shares of Acquiror Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable.

     5.4 No Conflict; Required Filings and Consents. (a) None of the execution and delivery of this Agreement by Acquiror or Sub, nor the consummation by Acquiror or Sub of the transactions contemplated herein, nor compliance by Acquiror or Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws or equivalent organizational documents of Acquiror or Sub, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of Acquiror or Sub or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which either of them is a party or by which either of them or their respective properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect, or (iii) subject to receipt of the requisite approvals referred to in subsection 5.4(b) of the Acquiror Disclosure Memorandum, to the actual knowledge of the officers of Acquiror listed in clause 5.4(a)(iii) of the Acquiror Disclosure Memorandum ("Acquiror's Knowledge"), violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Acquiror, Sub or any of their respective properties or assets.

     (b) Other than (i) in connection or compliance with the provisions of applicable state and federal securities laws, and the rules and regulations of the SEC thereunder, including the registration of Warrants issuable in the Merger at the Effective Time pursuant to the Registration Statement, (ii) notices and completion of waiting periods under the HSR Act, (iii) applicable approvals of the FCC, (iv) filings with the Department of State of the State of Florida required to effect the Merger under the FBCA, (v) in connection or compliance with the applicable requirements of the Code and state, local and foreign tax laws, (vi) as set forth in subsection 5.4(b) of the Acquiror Disclosure Memorandum, and (vii) where the failure to give such notice, make such filing, or receive such authorization, exemption, consent or approval would not have a Material Adverse Effect, no notice to, filing with, authorization of, or exemption by, or consent or approval of any Governmental Authority is necessary for the consummation by Acquiror or Sub of the transactions contemplated in this Agreement.

     (c) The affirmative vote of the shares of Acquiror Common Stock beneficially owned by The Zell/Chilmark Fund L.P. at a meeting of the shareholders of Acquiror duly called for such purpose is sufficient, and no further vote or consent of any class or series of capital stock of Acquiror is necessary, to approve the authorization for issuance by Acquiror of shares of Acquiror

Common Stock and Warrants in an amount necessary for payment of the Merger Consideration.

5.5 Acquiror Reports; Financial Statements. (a) The Acquiror has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1994 (collectively, the "Acquiror Reports"). As of their respective dates, the Acquiror Reports and any such reports, forms and other documents filed by the Acquiror with the SEC after the date of this Agreement (i) complied when made, or shall comply when made, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not when made, or shall not when made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Acquiror Report filed prior to the date of this Agreement that was superseded by a subsequent Acquiror Report filed prior to the date of this Agreement.

     (b) The consolidated balance sheets of the Acquiror and its Subsidiaries as of December 31, 1993 and December 31, 1994 and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1994, together with the notes thereto, are included in the Acquiror's Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and December 31, 1994, respectively, as filed with the SEC, and the unaudited consolidated balance sheets of the Acquiror and its Subsidiaries as of March 31, 1995, June 30, 1995 and September 30, 1995, and the related unaudited statements of operations, changes in shareholders' equity and cash flows for the periods then ended are included in the Acquiror's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, respectively, as filed with the SEC (together, the "Acquiror Financial Statements"). The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the Acquiror and its consolidated Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are expected to be material, and the absence of footnote disclosure).

The Acquiror and its Subsidiaries do not have any material liabilities not disclosed on the Acquiror Financial Statements.

     5.6 Legal Proceedings. As of the date of this Agreement and except as set forth in Section 5.6 of the Acquiror Disclosure Memorandum, there are no actions, suits or proceedings instituted or pending, or to Acquiror's Knowledge, overtly threatened, against Acquiror or Sub, or against any property, asset, interest or right of any of them, that involve more than $100,000 in controversy, or that seek relief other than money damages from the Acquiror or any Subsidiary, or that would have, either individually or in the aggregate, a Material Adverse Effect on Acquiror if adversely decided. Neither Acquiror nor Sub is subject to any judgment, order, writ, injunction or decree that would have a Material Adverse Effect.

     5.7 Certain Information.

     (a) When the Registration Statement or any post-effective amendment thereto shall become effective, and at times subsequent to such effectiveness up to and including the Effective Time, the Registration Statement and all amendments or supplements thereto, shall comply as to form in all material respects with the provisions of all applicable securities laws. If at any time prior to the Effective Time any event occurs which should be described in the Registration Statement or any supplement or amendment thereto, Acquiror will file and disseminate, as required, a supplement or amendment which complies as to form in all material respects with the provisions of all applicable securities laws. Prior to its filing with the SEC, the Registration Statement and each amendment or supplement thereto shall be delivered to the Company and its counsel. With respect to any information supplied by Acquiror, the Registration Statement will not, at the time the prospectus included therein is mailed to shareholders of the Company, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by Acquiror or Sub for inclusion in the Information Statement shall, at the time such document is filed with the SEC or when it is first mailed to the shareholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Acquiror or Sub are responsible for filing with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

(c) When the Registration Statement or any post-effective amendment thereto shall become effective, and at times subsequent to such effectiveness up to and including the Effective Time, the Registration Statement and all amendments or supplements thereto, except with respect to information set forth therein provided by the Company, shall not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.8 Ownership of Company Common Stock. Except as set forth in Section 5.8 of the Acquiror Disclosure Memorandum, none of Acquiror nor, to Acquiror's Knowledge, any Affiliates (as defined below) of Acquiror or Sub, owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock. For purposes of this Agreement, an "Affiliate" of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     5.9 Merger Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Sub is, and shall be on the Closing Date, a wholly owned direct Subsidiary of Acquiror. Except for obligations or liabilities incurred in connection with its incorporation or organization, and the transactions contemplated hereby, Sub has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

     5.10 Acquiror's Financing. Acquiror has or will have sufficient funds available to consummate the transactions contemplated by this Agreement and to pay all transaction related fees and expenses.

     5.11 Qualification as a Licensee. Acquiror will, from and after the date upon which Acquiror executes the applications described in subsection , be legally, financially and otherwise qualified under the Communications Law to be owner and operator of the properties and assets of the Surviving Corporation, any of its Material Company Subsidiaries, or any Station. Except as disclosed in Section 5.11 of the Acquiror Disclosure Memorandum or in the Acquiror Reports, no fact exists that would under the Communications Law disqualify Acquiror as the owner and operator of the properties or assets of any Station.

     5.12 No Brokers. Neither Acquiror nor Sub has entered into a contract, arrangement or understanding with any Person or firm that may result in the obligation of Acquiror, Sub or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 6

                            COVENANTS AND AGREEMENTS

     6.1 No Solicitation and Other Actions. (a) From and after the date of this Agreement and except as set forth in subsection , the Company shall not, and the Company shall direct and use its reasonable best efforts to cause the officers, directors, employees, agents, advisors and other representatives of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or participate in discussions or negotiations regarding, any proposals or offers from any individual, corporation, partnership, limited liability corporation, joint venture, trust, association, unincorporated organization, other entity, group or Governmental Authority ("Person") relating to any Competing Transaction (as defined in subsection ) or (ii) furnish to any other Person any nonpublic information or access to such information with respect to, or otherwise concerning, any Competing Transaction. The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any proposed Competing Transaction. The Company shall promptly disclose the identity of any Person who attempts to initiate any discussions contemplating a Competing Transaction.

     (b) Notwithstanding anything to the contrary contained in this Section or in any other provision of this Agreement, until the consents required by the Stockholders Agreement have been duly executed and delivered, the Company shall not be prohibited by this Agreement from (i) participating in discussions or negotiations with, and, during such period, the Company may furnish information to, a Person that seeks to engage in discussions or negotiations, requests information or makes a proposal to acquire the Company pursuant to a Competing Transaction, if the Company's directors determine in good faith that such action is required for the discharge of their fiduciary obligations, based upon the written advice of independent legal counsel, who may be the Company's regularly engaged legal counsel (a "Director Duty"); (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; (iii) making any disclosure to the Company's shareholders in accordance with a Director Duty; (iv) failing to make, modifying or amending its recommendations, consents or approvals referred to herein in accordance with a Director Duty; or (v) terminating this Agreement and entering into an agreement providing for a Competing Transaction in accordance with a Director Duty. In the event that the Company or any of its officers, directors, employees, agents, advisors or other representatives participate in discussions or negotiations with, or furnish information to a Person that seeks to engage in such discussions or negotiations, requests information or makes a proposal to acquire the Company pursuant to a Competing Transaction pursuant to this subsection , then: (i) the Company shall immediately disclose to the Acquiror the decision of the Company's directors; (ii) the identity of the Person; and (iii) copies of all information or material not previously furnished to Acquiror which the Company, or its agents, provides or causes to be provided to such Person or any of its officers, directors, employees, agents, advisors or representatives.

     (c) For the purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and the Material Company Subsidiaries, taken as a whole, in a single transaction or series of related transactions; or (iii) any tender offer or exchange offer for shares of Company Common Stock.

     6.2 Interim Operations of the Company. Prior to the Effective Time, except as contemplated by any other provision of this Agreement or as set forth in Section 6.2 of the Company Disclosure Memorandum, unless Acquiror has previously consented in writing thereto (which consent may be withheld only after substantive discussions with representatives of the Company) the

Company shall not, and shall not permit any of the Material Company Subsidiaries to:

     (a) grant any general increase in compensation or benefits to its employees or to its officers, except in the ordinary course consistent with past practice or as required by law; pay any bonus compensation except in the ordinary course consistent with past practice or in accordance with the provisions of any applicable program or plan adopted by the Board of Directors of the Company or such Material Company Subsidiary prior to the date hereof; enter into or amend the terms of any severance agreements with its officers; or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law) that would materially increase the retirement benefit liabilities of the Company and the Material Company Subsidiaries on a consolidated basis; provided, however, that nothing in this subsection (a) shall prevent the payment or other performance of any award or grant made prior to the date hereof and disclosed in the Company Reports filed prior to the date hereof, the Company Disclosure Memorandum or pursuant to this Agreement;

     (b) amend, alter or revise any existing employment contract, understanding, arrangement or agreement between the Company or any of the Material Company Subsidiaries and any Person receiving compensation (including salary and bonus) in excess of $150,000 per year (unless such amendment is required by law) to increase the compensation (including bonus) or benefits payable thereunder or pursuant thereto or enter into any new employment contract, understanding, arrangement or agreement with any Person having a salary thereunder in excess of $150,000 that the Company or such Material Company Subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Time;

     (c) adopt any new employee benefit plan or make any change in or to any existing Company ERISA Plans or Company Benefit Arrangements other than any such change that (i) is required by law, (ii) in the opinion of counsel is necessary or advisable to maintain the tax qualified status of any such, plan, or (iii) would not materially increase, in the aggregate, the employee benefit plan liabilities of the Company and the Material Company Subsidiaries, taken as a whole;

     (d) sell, lease or otherwise dispose of any of its assets (including capital stock of Material Company Subsidiaries) or acquire any business or assets, except in the ordinary course of business, in each case for an amount not exceeding $1,000,000;

     (e) incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other Person other than a Subsidiary of the Company, or issue or sell any debt securities, other than (i) borrowings in connection with acquisitions permitted by subsection , (ii) borrowings under existing lines of credit in the ordinary course of business not to exceed $5,000,000 in the aggregate at any time outstanding and (iii) borrowings made or indebtedness incurred to fund payments made in connection with the exercise of Options pursuant to Section .

     (f) except as set forth in subsection 6.2(f) of the Company Disclosure Memorandum, authorize, commit to or make capital expenditures in each case in an amount exceeding $6,000,000;

     (g) mortgage or otherwise encumber or subject to any Lien any material amount of properties or assets owned by the Company or any of the Material Company Subsidiaries as of the date of this Agreement except for such of the foregoing as are in the normal course of business;

     (h) make any material change to its accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP;

     (i) amend or propose to amend its articles of incorporation or by-laws or equivalent organizational documents;

     (j) declare or pay any dividend or distribution with respect to the Company Capital Stock;

     (k) except pursuant to Options already granted as of the date of this Agreement, issue, sell, deliver or agree to issue, sell, deliver (whether through issuance or granting of options, warrants, commitments, subscriptions or rights to purchase) any Company Capital Stock or split, combine, reclassify or subdivide the Company Capital Stock;

     (l) make any tax election or settle or compromise any material tax liability for an amount greater than reflected on the Company's Financial Statements;

     (m) except pursuant to Options already granted as of the date of this Agreement, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

     (n) enter into any new lines of business or otherwise make material changes to the operation of its business;

     (o) except as to liabilities accrued on the books of the Company as of the date of this Agreement, pay or agree to pay in settlement or compromise of any suits or claims of liability against the Company, its directors, officers, employees or agents, more than an aggregate of $100,000 for all such suits and claims;

     (p) enter into any agreement providing the acceleration or payment or performance or other consequence as a result of a change in control of the Company;

     (q) purchase any radio or television stations, enter into any local marketing arrangements, joint sales agreement or similar agreements;

     (r) except as permitted under Sections , , and , enter into any contract, agreement or understanding, whether in the ordinary course of business or not, which would be the type of agreement which, if entered into prior to the date hereof, would have to be disclosed pursuant to Section 4.11 or which would obligate the Company or any Subsidiary to make payments of more than $150,000 per year;

     (s) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article 4 hereof materially untrue or incorrect; or

     (t) commit to any of the foregoing.

     6.3 Shareholder Approval. (a) With respect to the Company, this Agreement, the Merger, and the other transactions contemplated hereby are subject to approval of the shareholders of the Company, and in connection therewith, the Consenting Stockholders have entered into the Stockholders Agreement, which requires the Consenting Stockholders to execute written consents in favor of this Agreement and the Merger by 5:00 p.m. Eastern Standard Time on the thirtieth day after the execution of this

Agreement by the Company unless the Agreement is terminated prior to such date.

     (b) The authorization for issuance of shares of Acquiror Common Stock and Warrants is subject to the approval of the shareholders of Acquiror and in connection therewith, Zell/Chilmark L.P., the holder of in excess of 69% of the outstanding Acquiror Common Stock has entered into the Jacor Shareholder Agreement, the form of which is attached as Exhibit 6.3, pursuant to which Zell/Chilmark L.P. has granted an irrevocable proxy to the Company solely for the purpose of voting its shares of Acquiror Common Stock in favor of any proposal for the authorization for issuance of such number of shares of Acquiror Common Stock and Warrants as are necessary for payment of the Merger Consideration.

     (c) The Company and Acquiror shall each cause an information statement to be mailed to their respective shareholders, and the Company and Acquiror shall each furnish to the other all information concerning itself that the other may reasonably request in connection with the preparation, filing and mailing of such information statement.

     6.4 Information Statement; Registration Statement. (a) As soon as practicable following the date hereof, Acquiror and the Company shall cooperate to prepare promptly and file with the SEC an Information Statement with respect to the Merger (the "Information Statement") and a registration statement on Form S-4 relating to the Warrants issuable in the Merger at the Effective Time (the "Registration Statement"), subject, however, to deferral until such time as Acquiror and the Company may reasonably agree in writing. As soon as practicable following receipt of final comments from the staff of the SEC on the Information Statement and Registration Statement (or advice that such staff will not review such filing), Acquiror shall use its best efforts to have the Registration Statement declared effective by the SEC and to maintain the effectiveness of such Registration Statement until completion of the Merger. Promptly after the effectiveness of the Registration Statement, the Company shall mail the Information Statement to all holders of Company Common Stock and holders of Acquiror Common Stock. Acquiror and the Company shall cooperate with each other in the preparation of the Information Statement and the Registration Statement and shall advise the other in writing if, at any time prior to the Effective Time, any such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement or the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Notwithstanding the foregoing, each party shall be responsible for the information and disclosures which it makes or incorporates by reference in all regulatory filings, the Information Statement and the Registration Statement.

     (b) Acquiror shall file, no later than the third business day following the Closing, a registration statement with the SEC relating to the issuance of shares of Acquiror Common Stock issuable upon exercise of the Warrants ("Warrant Shares") (such registration statement to be referred to herein as the "Warrant Shares Registration Statement"). Acquiror shall use its reasonable best efforts to have the Warrant Shares Registration Statement declared effective and to cause the issuance of Warrant Shares to be registered, qualified or exempted under applicable state securities laws as soon as is reasonably practicable. Acquiror shall use its reasonable best efforts to amend or supplement the Warrant Shares Registration Statement or the prospectus contained therein and to take such actions as may be necessary to cause the Warrant Shares Registration Statement to remain effective until the earlier of (i) the seventh anniversary of the Closing and (ii) the expiration or exercise of all outstanding Warrants. Prior to the Effective Time, Acquiror will exercise its reasonable best efforts to cause the Warrants to be included for trading in the National Association of Securities Dealers quotation system.

     6.5 Notification. Each of the Company and Acquiror shall, after obtaining knowledge of the occurrence, non-occurrence or threatened occurrence or non-occurrence of any fact or event that would cause or constitute a material breach or failure of any of the representations and warranties, covenants or conditions set forth herein, or that would constitute or result in a Material Adverse Effect to such party, notify the other parties in writing thereof with reasonable promptness.

     6.6 Employee Benefits. (a) For a period of at least two years after the Effective Time, Acquiror shall cause the Surviving Corporation and each Material Company Subsidiary to maintain compensation and benefit arrangements, plans and programs for the benefit of current, former and retired salaried employees of the Company and such subsidiaries and their respective predecessors that are, in the aggregate, considering all compensation and benefits, not less favorable than those provided by Acquiror or any of its Affiliates to their similarly situated current, former and retired salaried employees; provided, however, that nothing in this Agreement shall preclude or restrict the Surviving Corporation from terminating the employment of any employee.

     (b) If any salaried employee of the Company or any Material Company Subsidiary becomes a participant in any employee benefit plan, practice or policy of Acquiror, any of its Affiliates or the Surviving Corporation, Acquiror shall cause such employee to be given credit under such plan, practice or policy for all service prior to the Effective Time with the Company and its subsidiaries, or any predecessor employer, for all purposes (including eligibility, vesting and determination of benefits) for which such service is either taken into account or recognized.

     (c) Following the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, honor the terms of all consulting, employment, severance and similar agreements set forth in Section 4.11 of the Company Disclosure Memorandum that were in effect immediately prior to the date hereof. Within sixty days after the date hereof, the Company shall offer to enter into Employment Continuation Agreements which will be binding upon the Surviving Corporation with each of the persons and at the compensation listed on Exhibit 6.6(c) substantially in the forms attached hereto as Exhibit 6.6(c)(i) and
Exhibit 6.6.(c)(ii).

     6.7 Investigation and Confidentiality. Prior to the Effective Time, Acquiror and the Company each shall keep the other advised of all material developments relevant to the transactions contemplated hereby and may make or cause to be made such investigation, if any, of the business and properties of the other party and its subsidiaries and of their respective financial and legal condition as Acquiror or the Company reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties and other matters; provided, however, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Acquiror and, except as otherwise may be required by a Director Duty, the Company each agree to furnish the other party and the other party's advisors with such financial and operating data and other information with respect to its businesses, properties and employees as Acquiror or the Company shall from time to time reasonably request. All information furnished to the Company or Acquiror by the other party hereunder (including, without limitation, all environmental information obtained pursuant to Section or otherwise) shall be maintained by such party pursuant to the terms of the confidentiality agreement (the "Confidentiality Agreement") between the Company and Acquiror dated February 1, 1996, which shall survive the execution of this Agreement and remain in full force and effect until the Effective Time.

     6.8 Filings; Other Action. Subject to the terms and conditions herein provided, the parties shall (a) within seven business days hereof make their respective filings and thereafter make any other required submissions under the HSR Act and the Communications Law; (b) use their reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and satisfy the conditions to the transactions contemplated hereby; provided, however, that nothing in this
Section 0 shall require the Acquiror or Sub, or require the Acquiror or Sub to cause the Surviving Corporation, to divest or hold separate any Station or Stations, or asset or groups of assets, or enter into new arrangements or terminate any existing arrangement, or take any other specific action requested by any Governmental Authorities. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, subject to the remaining provisions hereof, the officers and directors of the parties shall promptly take all such necessary action.

     6.9 Indemnification and Insurance.

     (a) For not less than six years following the Effective Time, Acquiror shall indemnify and hold harmless each present and former employee, agent, director or officer of the Company and its Subsidiaries ("Indemnified Parties") from and against any and all claims arising out of or in connection with activities in such capacity, or on behalf of, or at the request of, the Company, its Subsidiaries or their Affiliates, and shall advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law; provided, however, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of such claims shall continue until the final disposition of any and all such claims.

     (b) Acquiror shall cause the Surviving Corporation to keep in effect provisions in the Company's Restated Articles of Incorporation and By-laws providing for exculpation of director and officer liability and its indemnification of or advancement of expenses to the Indemnified Parties to the fullest extent permitted under the FBCA, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the Indemnified Parties' right of indemnification or advancement of expenses.

     (c) If, after the Effective Time, Acquiror or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its property and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Acquiror assume all of the obligations set forth in this Section . The provisions of this Section are intended to be for the benefit of, and shall be enforceable by each Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (and their heirs and representatives).

     6.10 Publicity. Acquiror and the Company shall each issue press releases relating to this Agreement. Each such release will be reviewed by the other party and all such initial press releases shall be mutually satisfactory to the parties. Thereafter the Company and Acquiror shall, subject to their respective legal obligations (including requirements of national securities exchanges and other similar regulatory bodies), consult with each other regarding the text of any press release before issuing any such press release with respect to the transactions contemplated hereby and in making any filings with any Governmental Authority or with any national securities exchange with respect thereto.

     6.11 Transfer Taxes. Acquiror shall pay any and all transfer taxes (including, without limitation, any real estate transfer taxes) incurred in connection with the Merger, whether such taxes are imposed on Acquiror, the Company, their respective Subsidiaries or their shareholders.

     6.12 Letter of Credit. Simultaneously with the execution and delivery of the consents of the Consenting Stockholders in accordance with Section 0, the parties shall enter into the Letter of Credit Escrow Agreement substantially in the form attached hereto as Exhibit
6.13 (the "Letter of Credit Escrow Agreement"). Pursuant to the Letter of Credit Escrow Agreement, the Acquiror will deliver or cause to be delivered to the Escrow Agent (as defined in the Letter of Credit Escrow Agreement) an irrevocable letter of credit in the amount of $75,000,000 to be issued by an issuer reasonably acceptable to the Company (the "Letter of Credit"). The Letter of Credit shall be held and drawn on only as provided in Section 8.2(b) and in the Letter of Credit Escrow Agreement.

     6.13 Environmental Inspection. Within 100 days of the date of this Agreement, Acquiror and Sub shall have the right, at their own expense, to cause the inspection of the properties of the Company and its subsidiaries to verify the accuracy of the Company's representations and warranties in Section
4.16. Any invasive testing or sampling, including, without limitation, testing of soil, ground or surface water, at any of such properties shall be conducted only following reasonable advance written notice to the Company and without any unreasonable interference with the conduct of the Company's business.

     6.14 Acknowledgement of Consents. The Company shall promptly forward to Acquiror a copy of all consents received from the Consenting Stockholders and shall promptly acknowledge in writing to Acquiror that consents have been received from the holders of a majority of the outstanding voting stock of the Company and that accordingly the Agreement and Plan of Merger has been duly approved pursuant to Florida law.

     6.15 Rule 145 Affiliates. At least 40 days prior to the Closing, the Company shall deliver to Acquiror a letter identifying all persons who are, at the time the Consenting Stockholders approve this Agreement and the Merger, deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each Rule 145 Affiliate to deliver to Acquiror at least 30 days prior to the Closing an agreement substantially in the form of
Exhibit 6.15 to this Agreement.

     6.16 Actions With Respect to the Warrants. If, after the date hereof and prior to issuance of the Warrants, Acquiror shall take any action which, if the Warrants had been issued and outstanding as of the date of any such action, would have required an adjustment in the exercise price of the Warrants or in the number of shares purchasable upon exercise of the Warrants, then the exercise price of the Warrants or such number of shares shall be adjusted upon issuance of the Warrants to give effect to the adjustment which would have been required as a result of such action.

                                    ARTICLE 7

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.1 Conditions to Obligations of the Parties. The respective obligations of the Company, Acquiror and Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of a majority of the Company Common Stock as required by the Stockholders Agreement and by the holders of Acquiror Common Stock as required by the By-Laws of the National Association of Securities Dealers.

                  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) None of the parties hereto shall be subject to any order or injunction of a court or Governmental Authority of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted.

                  (d) All orders, approvals, and consents of the FCC required in connection with the consummation of the transactions contemplated hereby shall have been obtained or granted, whether or not any appeal or request for reconsideration of such order is pending, or whether the time for filing any such appeal or request for reconsideration or for any sua sponte action by the FCC has expired.

                  (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority (other than the FCC) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the

Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the Surviving Corporation following the Effective Time.

                  (f) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

         7.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following additional conditions:


                  (a) The representations and warranties of Acquiror and Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (except for any such representations and warranties made as of specified date, which shall be true and correct in all respects as of such date), except to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on Acquiror when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times.

                  (b) Each of the agreements and covenants of Acquiror and Sub to be performed and complied with by Acquiror and Sub pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Acquiror shall have delivered to the Company a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, as to the satisfaction by it of the conditions set forth in subsections 0 and 0.

         7.3 Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

         (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (except for (i) any such representations and warranties made as of specified date, which shall be true and correct in all respects as of such date) and (ii) the representations and warranties in Section 0, the accuracy of which shall be tested pursuant to Section 0 and therefore shall not be a condition to the obligations of Acquiror and Sub to effect the Merger), except to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on the Company when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times.

         (b) Each of the agreements and covenants of the Company to be performed and complied with by the Company pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any non-performance or noncompliance by the Company (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on the Company when compared to the state of facts which would exist if all such agreements and covenants had been performed and complied with by the Company.

         (c) From the date of this Agreement through June 30, 1996, the Cash Flow (as defined in Section 7.3 of the Company Disclosure Memorandum) of the Company shall have been at least 90% of that projected in the forecast set forth in Section 7.3 of the Company Disclosure Memorandum (the "Forecast"), and from July 1, 1996 through September 30, 1996 (or through the end of the month preceding the month in which the Closing occurs if the Closing occurs after August 1, 1996, but earlier than September 30, 1996), the Cash Flow of the Company shall have been at least 75% of that projected in the Forecast.

         (d) The Company shall have delivered to Acquiror a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, as to the satisfaction by it of the conditions set forth in subsections 0, 0 and 0.

                                    ARTICLE 8

                            TERMINATION OF AGREEMENT

         8.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective
Time:

                  (a) by mutual written consent of the Company and Acquiror;

                  (b) by the Company or Acquiror, upon written notice to the other party, if the Merger shall not have been consummated on or prior to May 31, 1997 (the "Outside Date"), unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

                  (c) by the Company or Acquiror, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall have become final and non-appealable or if a Governmental Authority has otherwise made a final determination that any required Regulatory Authorization would not be forthcoming; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used all required efforts as specified in Section 6.8 to remove such injunction, order or decree;

                  (d) by the Company or Acquiror, if any condition to such party's obligations to consummate the transactions contemplated hereby is incapable of being satisfied on or prior to the Outside Date; provided, however, that (i) the terminating party has not breached the terms of this Agreement;
(ii) if the Company is the terminating party, the Consenting Stockholders have not breached the terms of the Stockholders Agreement; and (iii) if Acquiror is the terminating party, Zell/Chilmark Fund L.P. has not breached the terms of the Jacor Shareholders Agreement, in each case in any manner that proximately contributes to the failure to consummate the Merger by the Outside Date;

                  (e) by the Company or Acquiror, if the FCC shall have issued an order or ruling or taken other action denying approval of the transactions contemplated by this Agreement, and such order, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used all required efforts as specified in Section 6.8 to obtain such FCC approval;

                  (f) by the Company, if prior to the delivery of the consents of the Consenting Stockholders delivered pursuant to the Stockholder Agreement, the Board of Directors of the Company determines in accordance with a Director Duty that such termination is required by reason of a Competing Transaction being proposed;

                  (g) by the Company or Acquiror, if prior to the delivery of the consents of the Consenting Stockholders delivered pursuant to the Stockholders Agreement, the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to Acquiror its approval of the adoption of this Agreement or the approval of the Merger, because the Board of Directors has determined to recommend to the Company's shareholders or approve a Competing Transaction, in accordance with a Director Duty;

                  (h) by Acquiror, if any Consenting Stockholder shall have breached any material representation or warranty, or failed to perform any covenant or duty contained in, the Stockholders Agreement, other than a breach or noncompliance that would not materially affect the benefits Acquiror is receiving from the Stockholders Agreement;

                  (i) by Acquiror, within 100 days of the date of this Agreement, if Acquiror reasonably believes, on the basis of the inspection conducted pursuant to Section 6.13, that the Company's representations and warranties in Section 4.16 are not true and correct both as of the date of this Agreement and at all times within 100 days after the date of this Agreement;

                  (j) by Acquiror, within 20 days of the date of this Agreement, if (i) the termination, if any, of any of the Undisclosed Contracts because of the consummation of the Merger would constitute a Material Adverse Effect on the Company or (ii) any or all of the Undisclosed Contracts constitute a Material Adverse Effect on the Company when compared to the state of facts which would exist if the Company were not a party to any or all of the Undisclosed Contracts; or

                  (k) by the Company if (i) Zell/Chilmark Fund L.P. shall have breached any material representation or warranty, or failed to perform any covenant or duty contained in, the Jacor Shareholders Agreement, other than a breach or noncompliance that would not materially affect the benefits the Company is receiving from the Jacor Shareholders Agreement, or (ii) in the event that all required authorizations of the shareholders of Acquiror to effect the transactions contemplated by this Agreement shall not be obtained.


         8.2 Effect of Termination. (a) In the event that (i) this Agreement is terminated pursuant to clause 0, clause 0, or clause 8.1(h) and (ii) at the time of termination, there has been no misrepresentation by or breach of any obligation of Acquiror or Sub under this Agreement other than a breach of or noncompliance with any obligation which would not constitute a Material Adverse Effect on Acquiror, then the Company shall pay the Acquiror a fee of $20,000,000, which amount shall be payable by wire transfer of same day funds within two business days after the date this Agreement is terminated. Such amount shall be in addition to the amounts payable by certain of the Consenting Stockholders to the Acquiror pursuant to the Stockholders Agreement.

                  (b) If after the execution of the Letter of Credit Escrow Agreement and the issuance of the Letter of Credit this Agreement is terminated:
(i) pursuant to Section 0, except if there has been a failure to satisfy any of the conditions specified in Section 0; (ii) pursuant to Section 0; (iii) by the Company, pursuant to Section 0; (iv) pursuant to Section 0; or (v) pursuant to
Section 0, then the Company shall be permitted to draw on the Letter of Credit. The Company shall not be permitted to draw on the Letter of Credit under any other circumstances. The obligations of the parties to this Agreement under the last sentence of Section 0 and under Sections 0 and 0 shall survive any termination of this Agreement.

                  (c) From and after the execution of the Letter of Credit Escrow Agreement and the issuance of the Letter of Credit and except as set forth in Section 0, the right to terminate this Agreement and receive $75 million pursuant to a draw on the Letter of Credit under the circumstances permitted in Sections 0 and 0 shall be the Company's exclusive remedy and $75 million shall be the maximum measure of damages for any claim the Company might have against Acquiror or its Affiliates in connection with the transactions contemplated by this Agreement, including without limitation, any claim for breach or nonperformance of this Agreement or any tort claim.

                  (d) If (i) the Merger has not been consummated, (ii) this Agreement has not been terminated by the Company, (iii) the Letter of Credit Escrow Agreement has been executed and the Letter of Credit has been issued, and
(iv) the Company believes that Acquiror has wilfully breached this Agreement, the Company may choose to irrevocably waive the right to draw on the Letter of Credit and instead bring an action against Acquiror or its Affiliates for such alleged wilful breach of this Agreement (a "Letter of Credit Waiver"). A Letter of Credit Waiver must be made in writing and delivered by the Company to Acquiror and the Escrow Agent (as defined in the Letter of Credit Escrow Agreement). If the Company makes a Letter of Credit Waiver, the Company and the Acquiror will take all necessary steps to cancel the Letter of Credit.

                  (e) Prior to the execution of the Letter of Credit Escrow Agreement and the issuance of the Letter of Credit, the Company's sole remedies in connection with the transactions contemplated in this Agreement shall be to terminate this Agreement (if permitted under Section 8.1) and/or bring an action against Acquiror or its Affiliates for wilful breach of this Agreement if the Company believes that Acquiror has wilfully breached this Agreement; provided, however, that the bringing of such an action shall not affect Acquiror's right to immediately receive any fee it is entitled to under Section 0 and that if such a lawsuit is brought or the Company exercises such a right of termination, the Letter of Credit Escrow Agreement shall not be executed and the Letter of Credit shall not be issued.

                                    ARTICLE 9

                            MISCELLANEOUS AND GENERAL

         9.1 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Information Statement with the SEC, (c) the filing fees in connection with necessary applications to the FCC, and (d) the expenses incurred in connection with printing and mailing the Information Statement shall be shared equally by the Company and Acquiror.

         9.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided however that Acquiror may assign its rights under this Agreement to an Affiliate at any time and to a non-Affiliate if the Acquiror, in its sole discretion, determines that it is appropriate to do so because of difficulties encountered in satisfying the conditions in Article 0 of this Agreement. Any such assignment shall not affect Acquiror's liability hereunder.

         9.3 Third Party Beneficiaries. Except as set forth in Article 0 and Sections 0, 0 and 0 (all of which shall inure to the benefit of the persons or entities benefitting from the provisions thereof, which persons are intended to be third party beneficiaries thereof), each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

         9.4 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be sufficient if in writing, and sent by facsimile transmission (electronically confirmed), delivered in Person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

                                If to Acquiror or Sub:

                                Randy Michaels
                                Jacor Communications, Inc.
                                1300 PNC Center
                                201 East Fifth Street
                                Cincinnati, Ohio  45202
                                Facsimile:  (513) 621-0090

                                with a copy to:

                                Thomas W. Kahle, Esq.
                                Graydon, Head & Ritchey
                                1900 Fifth Third Center
                                511 Walnut Street
                                Cincinnati, Ohio  45202
                                Facsimile:  (513) 651-3836

                                and

                                Scott J. Davis, Esq.
                                Mayer, Brown & Platt
                                190 South LaSalle Street
                                Chicago, Illinois  60603
                                Facsimile:  (312) 701-7711

                                If to the Company:

                                Citicasters Inc.
                                One East Fourth Street
                                Cincinnati, Ohio  45202
                                Facsimile:  (513) 562-8075

                                with a copy to:

                                Jones, Day, Reavis & Pogue
                                North Point
                                901 Lakeside Avenue
                                Cleveland, Ohio  44114
                                Attn: Lyle G. Ganske, Esq.
                                Facsimile: (216) 579-0212

or to such other address with respect to a party as such party shall notify the other parties in writing as above provided.

         9.5 Complete Agreement. This Agreement, the Company Disclosure Memorandum, the Acquiror Disclosure Memorandum and the other documents and agreements delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement among the parties hereto with respect to the Merger and the other transactions contemplated hereby and thereby and supersede all prior agreements and understandings among the parties hereto with respect thereto.

         9.6 Captions; References. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. When a reference is made in this Agreement to a clause, a Section, a subsection or an Article, such reference shall be to such clause, Section, subsection or Article of this Agreement unless otherwise indicated.

         9.7 Amendment. At any time, the parties hereto, by action taken by their respective Board of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of the Company shall be made that changes in a manner adverse to such shareholders the Merger Consideration without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.8 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of such party.

         9.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to its rules of conflict of laws.

         9.10 Non-Survival of Representations, Warranties and Covenants. Except as set forth in this Section 0, no representation, warranty or covenant contained in this Agreement shall survive the Merger or, except as set forth in
Section 0, the earlier termination of this Agreement. The obligations set forth in Article 0 and Sections 0, 0, 0 and 0 shall survive the Merger.

         9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                                 CITICASTERS INC.

                                                 By:________________________
                                                 Its:_______________________


                                                 JACOR COMMUNICATIONS, INC.

                                                 By:________________________
                                                 Its:_______________________


                                                 JCAC, INC.

                                                 By:________________________
                                                 Its:_______________________

                             INDEX OF DEFINED TERMS

                                                                            Page
Acquiror ..............................................................        1
Acquiror Common Stock .................................................       20
Acquiror Disclosure Memorandum ........................................       19
Acquiror Financial Statements .........................................       22
Acquiror Reports ......................................................       21
Acquiror's Knowledge ..................................................       21
Affiliate .............................................................       23
Agreement .............................................................        1
Articles of Merger ....................................................        2
Benefit Plans .........................................................       14
Cash Consideration ....................................................        3
Certificates ..........................................................        3
Class B Shares ........................................................        7
Closing ...............................................................        2
Closing Date ..........................................................        2
Code ..................................................................       10
Communications Law ....................................................       10
Company ...............................................................        1
Company Capital Stock .................................................        7
Company Common Stock ..................................................        3
Company Contracts .....................................................       15
Company Disclosure Memorandum .........................................        6
Company Financial Advisor .............................................       18
Company Financial Statements ..........................................       11
Company Preferred Shares ..............................................        7
Company Properties ....................................................       18
Company Reports .......................................................       10
Company's Knowledge ...................................................       12
Competing Transaction .................................................       25
Confidentiality Agreement .............................................       31
Consenting Stockholders ...............................................        1
Director Duty .........................................................       25
Effective Time ........................................................        2
Employee pension benefit plan .........................................       13
Employee welfare benefit plan .........................................       14
Equity Rights .........................................................        8
ERISA .................................................................       13
Exchange Act ..........................................................       10
Exchange Agent ........................................................        5
FBCA ..................................................................        1
FCC ...................................................................       10
Funds .................................................................        5
GAAP ..................................................................       11
Governmental Authority ................................................        9
HSR Act ...............................................................        9
Indemnified Parties ...................................................       32

Information Statement .................................................       29
Letter of Credit ......................................................       33
Letter of Credit Escrow Agreement .....................................       33
Liens .................................................................       12
Material Adverse Effect ...............................................        6
Material Company Subsidiaries .........................................        8
Merger ................................................................        1
Merger Consideration ..................................................        3
Multiemployer plan ....................................................       13
Multiemployer plans ...................................................       15
Option ................................................................        4
Outside Date ..........................................................       37
Person ................................................................       25
Plan ..................................................................       14
Plans .................................................................       14
Registration Statement ................................................       29
Retirement Plans ......................................................       14
Rule 145 Affiliates ...................................................       34
SEC ...................................................................        9
Securities Act ........................................................       10
SFB Plans .............................................................       14
Station Licenses ......................................................       13
Stations ..............................................................       13
Stock Option Plans ....................................................        4
Stockholders Agreement ................................................        1
Sub ...................................................................        1
Subsidiary ............................................................        9
Surviving Corporation .................................................        1
Undisclosed Contracts .................................................       16
Warrant ...............................................................        3
Warrant Consideration .................................................        3
Warrant Shares ........................................................       29
Warrant Shares Registration Statement .................................       29